Exhibit 10.7
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

Award Date (mm/dd/yyyy) #GrantDate#	Target Number of Performance-Based Units #QuantityGranted#	Performance Period (mm/dd/yyyy) 01/01/2025 - 12/31/2027

THIS CERTIFIES THAT UnitedHealth Group Incorporated, on behalf of itself and its subsidiaries, related and affiliated companies, and all divisions, successors, and assigns of them (collectively, the “Company”) has on the award date specified above (the “Award Date”) granted to
#ParticipantName#
(“Participant”) an award (the “Award”) to be eligible to receive a number of Performance-Based Restricted Stock units (the “PRSUs”), the target number of which is indicated above in the box labeled “Target Number of Performance-Based Units,” each PRSU representing the right to receive one share of UnitedHealth Group Incorporated Common Stock, $.01 par value per share (the “Common Stock”), subject to certain restrictions and on the terms and conditions contained in this Award and the UnitedHealth Group Incorporated 2020 Stock Incentive Plan (the “Plan”).
Participant acknowledges and agrees that the Company may deliver, by electronic mail, the use of the Internet, including through the website of the agent appointed by the Compensation and Human Resources Committee of the Board of Directors of the Company (the “Committee”) to administer the Plan, the Company intranet web pages or otherwise, any information concerning the Company, the Award, the Plan, pursuant to which the Company granted the Award, and any information required by the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
A copy of the Plan is available upon request. In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.
* * * * *

1.     Rights of Participant with Respect to the PRSUs.
(a)     No Shareholder Rights. The PRSUs granted pursuant to this Award do not and shall not entitle Participant to any rights of a shareholder of Common Stock. The rights of Participant with respect to the PRSUs shall remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to the PRSUs lapse, in accordance with Section 2, 3 or 4.
(b)     Conversion of PRSUs; Issuance of Common Stock. No shares of Common Stock shall be issued to Participant prior to the date on which the PRSUs vest, and the restrictions with respect to the PRSUs lapse, in accordance with Section 2, 3 or 4. Neither this Section 1(b) nor any action taken pursuant to or in accordance with this Section 1(b) shall be construed to create a trust of any kind. After any PRSUs vest pursuant to Section 2, 3 or 4, the Company shall promptly cause to be issued shares of Common Stock to Participant or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, in payment of such vested whole PRSUs, such shares of Common Stock shall be issued promptly, and in any event, no later than March 15th of the year following the year in which the vesting event occurs (which payment schedule is intended to comply with the “short-term deferral” exemption from the application of Section 409A of the Code).
2.     Vesting. Subject to the terms and conditions of this Award, including without limitation the terms set forth in Attachment 1, the PRSUs shall vest and the restrictions with respect to the PRSUs shall lapse (i) if Participant has remained continuously employed with the Company or any Affiliate from the Award Date through and including the end of the Performance Period, and (ii) if and to the extent the Performance Vesting Criteria described in Attachment 1 have been achieved during the Performance Period. Regardless of whether Participant meets the continuous employment or service criterion described in subpart (i) of this Section 2, if and to the extent the Performance Vesting Criteria have not been achieved by the end of the Performance Period, Participant’s rights to the PRSUs shall be immediately and irrevocably forfeited on that date. The Committee will determine in its sole discretion the extent, if any, to which the Performance Vesting Criteria have been met, and it will retain sole discretion to reduce the number of PRSUs that would otherwise vest as a result of the performance measured against the Performance Vesting Criteria. Any vesting that may occur pursuant to this Section 2 will be effective on the date on which the Committee has certified the extent to which the Performance Vesting Criteria in subpart (ii) of this Section 2 were satisfied.
3.     Certain Terminations on or After Change in Control. Notwithstanding the other vesting provisions contained in Section 2, but subject to the other terms and conditions set forth herein, the PRSUs described in this Award will become immediately and unconditionally vested, and the restrictions with respect thereto shall lapse if, on or within two years after the effective date of a Change in Control, Participant ceases to be an employee of the Company or any Affiliate as a result of a termination of employment (i) by Participant for Good Reason, (ii) by the Company or any Affiliate without Cause, (iii) at a time when Participant is eligible for Retirement, (iv) due to Participant’s Disability, or (v) in the circumstances described in Section 4(c); provided that in the case of a termination for Good Reason, the PRSUs shall vest if Participant gives written notice of the circumstances constituting Good Reason within two years after the effective date of the Change in Control, if the Company fails to cure the circumstances constituting Good Reason within 60 days of the receipt of such notice and Participant resigns within 30 days after the end of the cure period, all as provided in Section 3(d). Upon a Change in Control, the Committee will determine: (i) the extent, if any, to which the Performance Vesting Criteria have been met, and (ii) the number of the PRSUs that will vest and convert into shares of Common Stock in the event of Participant’s termination of employment in accordance with this Section 3. For purposes of this Award certificate:
(a)    “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.
(b)     “Cause” shall mean Participant’s (i) material failure to follow the Company’s reasonable direction or to perform any duties reasonably required on material matters, (ii) material violation of, or failure to act upon or report known or suspected violations of, the Company’s Code of Conduct, as may be amended from time to time, (iii) conviction of any felony, (iv) commission of any criminal, fraudulent, or dishonest act in connection with Participant’s employment, (v) breach of any of the Restrictive Covenants in Section 8 of this Award certificate or a material breach of any employment agreement between Participant and the Company or any Affiliate, if any, or (vi) conduct that is materially detrimental to the Company’s interests. The Company will, within 120 days of discovery of the conduct, give Participant written notice specifying the conduct constituting Cause in reasonable detail and Participant will have 60 days to remedy such conduct, if such conduct is reasonably capable of being remedied. In any instance where the Company may have grounds for Cause, failure by the Company to provide written notice of the grounds for Cause within 120 days of discovery shall be a waiver of its right to assert the subject conduct as a basis for termination for Cause.
(c)    “Change in Control” shall mean the sale of all or substantially all of the Company’s assets or any merger, reorganization, or exchange or tender offer which, in each case, will result in a change in the power to elect 50% or more of the members of the Board of Directors of the Company; provided, however, that such a sale, merger or other event must also constitute either (i) a “change in the ownership” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(v), (ii) a “change in the effective control” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(vi)(A)(1) (replacing “30 percent” with “50 percent” as used in such regulation), or (iii) a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(vii).
(d)    “Good Reason” shall mean the occurrence of any of the following without Participant’s written consent, in each case, when compared to the arrangements in effect immediately prior to the Change in Control:
(i)    any reduction in Participant’s base salary or target bonus expressed as a percentage of Participant’s base salary, other than a reduction that is pursuant to a general reduction affecting a group of employees;

(ii)    a change in the principal location at which Participant is required to perform his or her duties, if the new location is 50 miles or more further from Participant’s principal residence than the original location;
(iii)    a material diminution in Participant’s duties, responsibilities or authority; or
(iv)    a change in Participant’s reporting relationship.
Participant will, within 120 days of discovery of such circumstances, give the Company written notice specifying the circumstances constituting Good Reason in reasonable detail and, upon receipt of such notice, the Company shall have 60 days to cure the circumstances constituting Good Reason. Failure by Participant to provide written notice of the grounds for Good Reason within 120 days of discovery, or failure by Participant to resign within 30 days after the end of the Company’s 60-day cure period, shall be a waiver of Participant’s right to assert the subject circumstance as a basis for termination for Good Reason.
(e)    “Separation from Service” shall mean when Participant dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

(f)    Possible Acceleration of Vesting and Payment. If the Award is terminated pursuant to a Change in Control and is not assumed by a party to the Change in Control (and no such party issues a new award in substitution for the Award, as determined by the Committee), the Committee may provide for immediate vesting of the Award, and the issuance of shares of Common Stock, securities of a party to the Change in Control, or cash, or any combination thereof, in full satisfaction of the Award. Notwithstanding anything in the Plan or any other agreement to the contrary, there is no discretion to change the time of payment of the PRSUs (in connection with a Change in Control, similar event, or otherwise) except as expressly provided in this Section 3 or as otherwise permitted under, and would not result in any tax, penalty, or interest under, Section 409A of the Code.

(g)    Section 409A - Possible Six-Month Delay in Payment. Notwithstanding any provision of this Award certificate to the contrary, if payment of the PRSUs is triggered by Participant’s Separation from Service as provided in this Section 3 or Section 4 and, as of the date of such Separation from Service, Participant is a “specified employee” (within the meaning of Section 409A of the Code and determined pursuant to procedures adopted by the Company), Participant shall not be entitled to such payment of the PRSUs until the earlier of (i) the date which is six (6) months after Participant’s Separation from Service for any reason other than death, or (ii) the date of Participant’s death. Any amounts otherwise payable to Participant upon or in the six (6) month period following Participant’s Separation from Service that are not so paid by reason of this Section 3(g) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Participant’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Participant’s death).

The provisions of this Section 3(g) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty, or interest pursuant to Section 409A of the Code.

4.     Termination of Employment.
(a)     Termination of Employment Generally. Subject to the provisions of this Section 4, if, prior to vesting of the PRSUs pursuant to Section 2 or 3, Participant ceases to be an employee of the Company or any Affiliate, for any reason (voluntary or involuntary), then Participant’s rights to all of the unvested PRSUs shall be immediately and irrevocably forfeited on the date of termination.
(b)     Death or Long-Term Disability. If Participant dies while employed by the Company or any Affiliate, or if Participant’s employment by the Company or any Affiliate is terminated due to Participant’s failure to return to work as the result of a long-term disability which renders Participant incapable of performing his or her duties as determined under the provisions of the long-term disability insurance program of the Company or the Affiliate by which Participant is employed (“Disability”), then following the end of the Performance Period, if and to the extent the Committee, in accordance with Section 2 above, determines that the Performance Vesting Criteria has been met, such that some number of PRSUs will vest and the restrictions with respect thereto will lapse, Participant will vest in the number of PRSUs that would have vested had Participant been employed through the end of the Performance Period, and the restrictions with respect thereto will lapse.
(c)     Severance. If Participant’s employment ends at a time when Participant is not eligible for Retirement (as defined below) and in connection with that separation from employment the Company or an Affiliate pays Participant severance benefits pursuant to an employment agreement with Participant that is in effect on the date of this Award or pursuant to any Company severance policy, plan or program in effect on the date of this Award, then following the end of the Performance Period, if and to the extent the Committee, in accordance with Section 2 above, determines that the Performance Vesting Criteria has been met, such that some number of PRSUs will vest and the restrictions with respect thereto will lapse, Participant will vest in a pro rata number of PRSUs, and the restrictions with respect thereto will lapse. Such pro rationing shall be based on the number of full months of the Performance Period that Participant was employed prior to the date of termination plus the number of full months during which Participant is entitled to receive severance or separation pay either the Company’s severance plan as in effect on the date hereof, or under an employment agreement between Participant and the Company or an Affiliate that is in effect on the date of this Award (provided that in no event shall such sum exceed the number of months in the Performance Period). In either case, should Participant’s severance or separation pay be paid in a lump sum versus bi-weekly payments, the number of full months taken into account shall be based on the period of time over which severance or separation pay would have been paid had it been paid bi-weekly. If Participant is entitled to severance or separation pay under a plan or agreement other than under the Company’s severance pay plan or an employment agreement entered into with the Company or an Affiliate on or prior to the date hereof, such pro rationing shall be based on the number of full months of the Performance Period that Participant was employed prior to the date of termination plus an additional three months, but not more than the number of months in the Performance Period.
(d)    Retirement. If Participant’s employment ends and at the time of separation from employment Participant is eligible for Retirement (the “Retirement Date”), and at least one year of the Performance Period of this Award is completed at or prior to the Retirement Date, then following the end of the Performance Period, if and to the extent the Committee, in accordance with Section 2 above, determines that the Performance Vesting Criteria has been met, such that some number of PRSUs will vest and the restrictions with respect thereto will lapse, Participant will vest in the full number of PRSUs and the restrictions with respect thereto will lapse as if Participant had been continuously employed throughout the entire Performance Period.
(e)    For purposes of this Award certificate, “Retirement” means the termination of employment of a Participant who is age 55 or older with at least ten years of Recognized Employment with the Company or any Affiliate other than by reason of (i) death or Disability or (ii) Cause. Notwithstanding the terms of any other agreement heretofore or hereafter entered into between the parties that reference retirement, Participant and the Company acknowledge and agree that for purposes of calculating years of service for retirement eligibility, Participant will receive three point seven (3.7) years of service credit for each year he remains employed with the Company after February 3, 2021. If, prior to February 3, 2023, Participant is terminated by the Company without Cause or if Participant terminates employment for Good Reason, as defined in Participant’s employment agreement effective February 3, 2021, Participant will be deemed to have met the applicable age and service requirements and will be retirement eligible.
(f)    For purposes of this Award certificate, “Recognized Employment” shall include only employment since Participant’s most recent date of hire by the Company or any Affiliate and shall not include employment with a company acquired by UnitedHealth Group or any Affiliate before the date of such acquisition.
5.     Restriction on Transfer. Participant may not transfer the PRSUs except by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Award may be transferred to an alternate payee pursuant to the terms of a domestic relations order (as such terms are defined by Section 414(p) of the Code), provided that (i) Participant is an employee at the time the domestic relations order is entered, (ii) the Award was outstanding at the time the domestic relations order is entered, and (iii) the transfer otherwise satisfies all requirements of the Plan and any limitations and requirements established by the Committee. Any attempt to otherwise transfer the PRSUs shall be void.
6.    Special Restriction on Transfer for Certain Participants. If Participant is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1 issued thereunder, as such status is reasonably determined from time to time by the Board of Directors of the Company (a “Section 16 Officer”), at any time that shares of Common Stock are issued upon vesting of the PRSUs and the Company has theretofore communicated Participant’s status as a Section 16 Officer to Participant, the following special transfer restrictions apply to Participant’s Award. One-third (1/3) of the net number of any shares of Common Stock acquired by Participant upon vesting of the

PRSUs at a time when Participant is a Section 16 Officer (including any shares of Common Stock or other securities into which such shares may be converted or exchanged as a result of any adjustment made pursuant to this Award or Section 7 of the Plan) must be retained, and may not be sold or otherwise transferred, for a period of at least one year following the issuance date. For purposes of this Award certificate, the “net number of any shares of Common Stock acquired” shall mean the number of shares issued with respect to the Award after reduction for any shares of Common Stock withheld by or tendered to the Company, or sold on the market, to cover any federal, state, local or other payroll, withholding, income or other applicable tax withholding required in connection with the issuance of the shares. The restrictions of this Section 6 are in addition to, and not in lieu of, the restrictions imposed under other Company policies and applicable laws.

7.    Forfeiture of PRSUs and Shares of Common Stock. This Section 7 sets forth circumstances under which Participant shall forfeit all or a portion of the PRSUs, or be required to repay the Company for the value realized in respect of all or a portion of the PRSUs.
(a)    If a participant is subject to and found in violation of the Company Recoupment and Cancellation Policy, as in effect from time to time (the “Policy”), Participant’s outstanding PRSUs, whether or not vested, may be forfeited, and Participant may be required to repay the amount realized upon the settlement of previously settled PRSUs, to the extent and in the manner provided in the Policy.

(b)    By acceptance of the PRSUs, Participant acknowledges and agrees that, if Participant is subject to the Company Dodd-Frank Policy (the “Clawback Policy”), any PRSUs may be subject to forfeiture to the extent that either the PRSUs constitute Erroneously Awarded Compensation as defined in the Clawback Policy, or Participant has received other Erroneously Awarded Compensation and forfeiture of the PRSUs is used by the Company to recover such Erroneously Awarded Compensation. To the extent any PRSUs that have already been settled are determined to constitute Erroneously Awarded Compensation, Participant agrees to repay any amount previously received with respect to such PRSUs, and further agrees that such amount may be offset against any compensation or other amounts owed to Participant to the maximum extent permitted by law.

(c)    Violation of Restrictive Covenants. If Participant violates any provision of the Restrictive Covenants set forth in Section 8 below, then any unvested PRSUs shall be immediately and irrevocably forfeited without any payment therefor. In addition, for any PRSUs that vested within one year prior to Participant’s termination of employment with the Company or any Affiliate or at any time after such termination of employment, Participant shall be required, upon demand, to repay or otherwise reimburse the Company (including by forfeiting any deferred compensation credits in respect of such PRSUs under the Company’s non-qualified compensation deferral plans) an amount having a value equal to the aggregate Fair Market Value of the shares of Common Stock underlying such PRSUs on the date the PRSUs became vested.

(d)    In General. This Section 7 does not constitute the Company’s exclusive remedy for Participant’s violation of the Restrictive Covenants or commission of fraudulent conduct. As the forfeiture and repayment provisions are not adequate remedies at law, the Company may seek any additional legal or equitable remedy, including injunctive relief, for any such violations, except that, if unvested PRSUs continue to vest under Section 4 following the termination of Participant’s employment with the Company or any Affiliate, then, with respect to the Restrictive Covenants in Sections 8(c) or (d) below, the maximum period of time to which Company shall be entitled to injunctive relief is a total of two (2) years following the termination of Participant’s employment with the Company or any Affiliate, not counting any time period that Participant is in violation of the Restrictive Covenants in Sections 8(c) or (d) below and during which time the running of the time periods for the restrictions set forth in Sections 8(c) and (d) of this Agreement shall be tolled as permitted by applicable law such that the running of the two (2) year time period shall commence only once Participant is in compliance with the Restrictive Covenants. The provisions in this Section 7 are essential economic conditions to the Company’s grant of PRSUs to Participant. By receiving the grant of PRSUs hereunder, Participant agrees that the Company may deduct from any amounts it owes Participant from time to time (such as wages or other compensation, deferred compensation credits, vacation pay, any severance or other payments owed following a termination of employment, as well as any other amounts owed to Participant by the Company) to the extent of any amounts Participant owes the Company under this section. The provisions of this Section 7 and any amounts repayable by Participant hereunder are intended to be in addition to any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and other applicable law.

8.    Assignment and Restrictive Covenants. In consideration of the terms of this Award certificate and the Company’s sharing of Confidential Information with Participant, which Participant agrees constitute adequate and sufficient mutually agreed consideration, Participant agrees to the Assignment and Restrictive Covenants set forth below in this Section 8.
(a)Assignment of Intellectual Property. Participant agrees to assign and hereby assigns to Company all rights, titles and interests Participant may have in or to any invention, innovation, computer program, software, database, discovery, idea, writing, improvement, process, technique or other works (collectively “Intellectual Property”) whether or not patentable or registrable under copyright or similar statutes, created or conceived by Participant, either alone or jointly with others, during Participant’s employment that: (i) relates in any manner to the actual or anticipated business, research, or development of Company; (ii) results from work assigned to or performed by Participant for Company; and/or (iii) is conceived of or made with the use of Company systems, equipment, supplies, materials, facilities, computer programs, confidential information and/or trade secret information (collectively “Company Resources”). This assignment does not apply to Intellectual Property that meets all of the following criteria: (i) no Company Resources were used in its creation; (ii) the Intellectual Property was developed entirely on Participants own time; (iii) at the time of conception or reduction to practice the Intellectual Property does not relate to Company’s business, actual or anticipated research or development; and (iv) the Intellectual Property does not result from any work performed by Participant for Company. Participant shall disclose to Company all

Intellectual Property developed during Participant's employment so that Company may determine any rights it many have in such Intellectual Property.
(b)Non-Disclosure. Participant has or will be given access to and provided with sensitive, confidential, proprietary and/or trade secret information (collectively, “Confidential Information”) in the course of Participant’s employment. Examples of Confidential Information include inventions, new product or marketing plans, business strategies and plans, merger and acquisition targets, financial and pricing information, computer programs, source codes, models and data bases, analytical models, customer lists and information, and supplier and vendor lists and other information which is not generally available to the public. Participant shall not disclose or use Confidential Information, either during or after Participant’s employment with the Company, except (i) as necessary to perform Participant’s duties, (ii) as the Company may consent in writing, or (iii) as permitted by Section 8(g) below.
(c)Non-Solicitation. During Participant’s employment and for two years after the later of (i) the termination of Participant’s employment with the Company for any reason whatsoever or (ii) the last scheduled vesting date under Section 4, Participant shall not, without the Company’s prior written consent, directly or indirectly, for Participant or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner, shareholder, or in any other individual or representative capacity:
(i)Solicit or conduct business with any business competitive with the Company from any person or entity: (A) who was a Company provider or customer within the 12 months before Participant’s employment termination and with whom Participant had contact regarding the Company’s activity, products or services, or for whom Participant provided services or supervised employees who provided those services, or about whom Participant learned Confidential Information during employment related to the Company’s provision of products and services to such person or entity, or (B) was a prospective provider or customer the Company solicited within the 12 months before Participant’s employment termination and with whom Participant had contact for the purposes of soliciting the person or entity to become a provider or customer of the Company, or supervised employees who had those contacts, or about whom Participant learned Confidential Information during employment related to the Company’s provision of products and services to such person or entity;
(ii)Raid, hire, employ, recruit or solicit any Company employee or consultant who possesses Confidential Information of the Company to leave the Company;
(iii)Induce or influence any Company employee, consultant, or provider who possesses Confidential Information of the Company to terminate his, her or its employment or other relationship with the Company; or

(iv)Assist anyone in any of the activities listed above.
(d)Non-Competition. During Participant’s employment and for one year after the later of (i) the termination of Participant’s employment with the Company for any reason whatsoever or (ii) the last scheduled vesting date under Section 4, Participant shall not, without the Company’s prior written consent, directly or indirectly, for Participant or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner, shareholder, or in any other individual or representative capacity:
(i)    Engage in or participate in any activity that competes, directly or indirectly, with any Company activity, product or service that Participant engaged in, participated in, or had Confidential Information about during Participant’s last 24 months of employment with the Company; or

(ii)    Assist anyone in any of the activities listed above.

(e)Geographic Scope.
(i)Participant’s obligations under subsections 8(c) and (d) of this “Assignment and Restrictive Covenants” section shall apply on a nationwide basis anywhere in the United States.
(ii)Participant’s obligations under this “Assignment and Restrictive Covenants” section shall also apply in any country outside the United States with respect to which Participant had responsibility for any UnitedHealth Group activity, product or service in that country.
(f)Return of Property. Participant agrees that all tangible materials (whether originals or duplicates), including, but not limited to, notebooks, computers, files, reports, proposals, price lists, lists of actual or potential customers or suppliers, talent lists, formulae, prototypes, tools, equipment, models, specifications, technical data, methodologies, research results, test results, financial data, contracts, agreements, correspondence, documents, computer disks, software, computer printouts, information stored electronically, memoranda, and notes, in Participant’s possession, custody, or control which in any way relate to the Company’s business and which are furnished to Participant by or on behalf of the Company or which are prepared, compiled or acquired by Participant while working with or employed by the Company shall be the sole property of the Company. At any time upon the request of the Company, and in any event promptly upon termination of Participant’s employment with the Company, but in any event no later than two (2) business days after such termination, Participant shall deliver all such materials to the Company and shall not retain any originals or copies (including electronically) of such materials.
(g)No Restriction on Protected Activities. Nothing in this Award certificate prohibits Participant from disclosing information in good faith to any governmental agency, legislative body, or official regarding an alleged violation of law or regulation or otherwise protected under applicable law, including, without limitation, the National Labor Relations Act, the Defend Trade Secrets Act, and any rule or regulation promulgated by the Securities and Exchange Commission, the National Labor Relations Board, the Equal Employment Opportunity Commission, or any other federal, state, or local government agency. Participant acknowledges that, through this Section 8(g), the Company has provided Participant with written notice that, pursuant to the Defend Trade Secrets Act, 8 USC § 1833(b), an employee, consultant, or contractor of an employer may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of an employer’s trade secrets, so long as such disclosure is made solely: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; and/or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, Participant understands that, pursuant to 18 USC § 1831 et seq., an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. The foregoing immunities provided under 18 USC § 1831 et seq. do not apply to any disclosure of Confidential Information or trade secrets of an employer’s clients, customers, or counterparties, or of any other third parties. For purposes of this paragraph solely, “trade secret” has the meaning set forth in 18 USC § 1839.
(h)Exceptions. Notwithstanding the foregoing, this Section 8 will apply only to the extent permissible under provisions of the ABA Model Rules of Professional Conduct, or any applicable state counterpart regarding restrictions on the right to practice law.
(i)Acknowledgment of Obligations. By accepting the Award, Participant agrees that the provisions of this Section 8 are reasonable and necessary to protect the legitimate interests of the Company. Participant further acknowledges that Participant’s obligations under this Section 8 are in addition to, and do not limit, any and all obligations concerning the same subject matter arising under any applicable law, including, without limitation, common law and statutory law relating to fiduciary duties and trade secrets. To the extent Participant and the Company agree at any time to enter into separate agreements containing restrictive covenants or assignment of intellectual property with different or inconsistent terms than those contained herein, Participant and the Company acknowledge and agree that such different or inconsistent terms shall not in any way affect or have relevance to the Assignment and Restrictive Covenants contained herein. If Participant is a resident of Colorado, Participant acknowledges that Sections 8(c) and (d) contain covenants not to compete that could restrict Participant’s options for subsequent employment following separation from the Company.
9.     Adjustments to PRSUs. In the event that any dividend or other distribution (whether in the form of cash,  shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company or other similar corporate transaction or event affecting the Common Stock would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available under the Award (including, without limitation, the benefits or potential benefits of provisions relating to the vesting of the PRSUs), the Committee shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits, make adjustments to the Award, including adjustments in the number and type of shares of Common Stock Participant would have received upon vesting of the PRSUs.
10.     Tax Matters.
(a)Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or any Affiliate employing Participant (the “Employer”), the ultimate liability for any or all federal, state, local or foreign income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to Participant's participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company and/or Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Awards, including, but not limited to, the grant or vesting of the Awards, the delivery of the shares of Common Stock, the subsequent sale of shares of Common Stock acquired at vesting and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the Awards to reduce or eliminate Participant’s liability for Tax-Related Items. Further, if Participant has relocated to a different jurisdiction between the Award Date and the date of any taxable event, Participant acknowledges that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
In connection with any relevant taxable event, Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer (in its sole discretion) to satisfy all tax withholding and payment on account obligations for Tax-Related Items of the Company and/or the Employer. In this regard, Participant authorizes the Company and the Employer, or either of them, in such entity’s sole discretion, to satisfy the obligations with regard to all Tax-Related Items legally payable by Participant (with respect to the Award granted hereunder as well as any equity awards previously received by Participant under any Company stock plan) by one or a combination of the following: (i) requiring Participant to pay Tax-Related Items in cash with a cashier’s check or certified check or by wire transfer of immediately available funds; (ii) withholding cash from Participant’s wages or other compensation payable to Participant by the Company and/or the Employer; (iii) withholding from the proceeds of the sale of shares of Common Stock otherwise issuable to Participant upon vesting of the Awards either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf and at Participant’s direction pursuant to this authorization without further consent); or (iv) withholding in shares of Common Stock otherwise issuable to Participant upon vesting of the Awards.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. In the event of under-withholding, Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, Participant is deemed to have been issued the full number of shares of Common Stock subject to the vested Award, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.

Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Participant’s participation in the Plan that are not satisfied by any of the means previously described. The Company may refuse to deliver the shares of Common Stock to Participant if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items as described in this Section.

Further, without limitation to the foregoing, if Participant is subject to tax in the United Kingdom, Participant agrees that Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or, if different, the Employer or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). Participant also agrees to indemnify and keep indemnified the Company and, if different, the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Participant’s behalf. Notwithstanding the foregoing, Participant understands and agrees that if Participant is a director or an executive officer of the Company (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), and any Tax-Related Items are not collected from or paid by Participant, the amount of uncollected income tax may constitute an additional benefit to Participant on which additional income tax and National Insurance Contributions (“NICs”) may be payable. Participant understands and agrees that Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any NICs due on this additional benefit which the Company or the Employer may recover from Participant by any of the means referred to in this Section 10.

(b)409A. It is intended that this Award and any amounts payable under this Award shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject Participant to payment of any additional tax, penalty, or interest imposed under Section 409A of the Code. The provisions of this Award certificate shall be construed and interpreted to avoid the imputation of any such additional tax, penalty, or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Participant. To the extent that the time or form of payment of any benefit pursuant to this Award would violate the terms of Section 409A, the Committee may revise the time or form of payment to conform to Section 409A. Notwithstanding the foregoing, in no event shall the Company, any Affiliate, the members of the Committee, or any other person have any liability for any additional tax, penalty or interest imposed on Participant by reason of Section 409A or otherwise.
11.     Miscellaneous.
(a)At-Will Employment. This Award does not confer on Participant any right to continued employment or any other relationship with the Company or any Affiliate, nor will it interfere in any way with the right of the Company to terminate Participant at any time. Participant’s employment with the Company is at will.
(b)No Trust or Fiduciary Relationship. Neither the Plan nor this Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured creditor of the Company or any Affiliate.
(c)Securities Law Requirements. The Company shall not be required to deliver any shares of Common Stock upon the vesting of any PRSUs until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable have been and continue to be satisfied (including an effective registration of the shares under federal and state securities laws).
(d)Original Instrument. An original record of this Award and all the terms hereof, executed by the Company, is held on file by the Company. To the extent there is any conflict between the terms contained in this Award and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.
(e)Survival of Restrictive Covenants. The Restrictive Covenants in Section 8 and the provisions regarding the forfeiture of PRSUs and shares of Common Stock shall survive termination of the PRSUs and termination of Participant’s relationship with the Company as set forth in Section 8.
(f)Choice of Law, Injunctive Relief, Attorney’s Fees and Jury Trial. Participant consents to the law of Delaware exclusively being applied to any matter arising out of or relating to this Award certificate, without regard to its conflict of law principles, and exclusively to personal and subject matter jurisdiction in the state and federal courts of Delaware for any dispute relating to this Award certificate or Participant’s relationship with the Company. In the event of a breach or a threatened breach of this Award by Participant, Participant acknowledges that the Company will face irreparable injury which may be difficult to calculate in dollar terms and that the Company shall be entitled, in addition to remedies otherwise available at law or in equity, to temporary restraining orders and preliminary injunctions and final injunctions without the posting of a bond enjoining such breach or threatened breach. Should the Company successfully enforce any portion of this Award certificate before a trier of fact or in an arbitration proceeding, the Company shall be entitled to all of its reasonable attorney’s fees and costs incurred as a result of enforcing this Award certificate against Participant. Participant waives all rights or entitlement to a jury trial for any matter arising out of or relating to this Award certificate.

(g)No Waiver. No waiver of any breach of any provision of this Award certificate by the Company shall be effective unless it is in writing, and no waiver shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Award certificate shall be severable, and if any provision of this Award certificate is found by any court or arbitrator to be unenforceable, in whole or in part, the remainder of this Award certificate shall nevertheless be enforceable and binding on the parties. Participant also agrees that a court or arbitrator may modify any invalid, overbroad or unenforceable term of this Award certificate so that such term, as modified, is valid and enforceable under applicable law, and that a court or arbitrator is authorized to extend the length of the Restrictive Covenants in Section 8 of this Award certificate for any period of time in which Participant is in breach of the Restrictive Covenants or as necessary to protect the legitimate business interests of Company. Further, Participant affirmatively states that Participant has not, will not, and cannot rely on any representations not expressly made herein. The terms of this Award certificate shall not be amended by Participant or Company except by the express written consent of the Company and Participant.
(h)Consideration Period; Right to Consult with Counsel. By Participant’s acceptance below, Participant acknowledges and agrees that the Company provided Participant with at least ten (10) business days to review and consider this Award certificate and that voluntarily accepting this Award certificate before the expiration of ten (10) business days shall serve as a waiver of the ten (10) day review period. Participant has the right and is advised to consult with counsel of his/ her choice before signing this document.
(i)Assignability and Change of Position. The rights and/or obligations herein may be assigned by the Company without Participant’s consent and shall bind and inure to the benefit of the Company’s successors, assigns, and representatives. If the Company makes any assignment of the rights and/or obligations herein, Participant agrees that this Award certificate shall remain binding upon Participant in any event.

12.    Data Privacy Notice and Consent.

(a)Declaration of Consent. By accepting the PRSUs via the Company’s acceptance procedure, Participant is declaring that Participant agrees with the data processing practices described herein and consent to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned below, including recipients located in countries which may not have a similar level of protection from the perspective of the data protection laws in Participant's country.
(b)Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about Participant, including, but not limited to, Participant's name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all PRSUs or any other entitlement to shares awarded, canceled, settled, vested, unvested or outstanding in Participant's favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is Participant's consent.
(c)Plan Administration Service Providers. The Company will transfer Data to Fidelity Stock Plan Services, LLC, which is assisting the Company with the implementation, administration and management of the Plan. The Company may select different or additional service providers in the future and may share Data with such other provider(s) serving in a similar manner. Participant may be asked to agree on separate terms and data processing practices with Fidelity Stock Plan Services, LLC, with such agreement being a condition to the ability to participate in the Plan.
(d)International Data Transfers. Participant understands that his or her country of residence may have enacted data privacy laws that are different from the laws governing the Company or its service providers. As a result, in the absence of appropriate safeguards such as standard data protection clauses, the processing of Data in, or the transfer of Data to, the United States or, as the case may be, other countries might not be subject to substantive data processing principles or supervision by data protection authorities. In addition, Participant might not have enforceable rights regarding the processing or transfer of Participant's Data in and/or to such countries. The Company’s legal basis for the transfer of Data is Participant's consent.
(e)Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage Participant's participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws.
(f)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Participant is providing the consents herein on a purely voluntary basis. Participant understands that Participant may withdraw consent at any time with future effect for any or no reason. If Participant does not consent, or if Participant later seek to revoke consent, Participant's salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to offer PRSUs to Participant or otherwise administer or maintain Participant's participation in the Plan.
(g)Data Subject Rights. Participant understands that data subject rights vary depending on the applicable law and that, depending on where Participant is based and subject to the conditions set out in the applicable law, Participant may have, without limitation, the rights to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in Participant's jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Participant understands that Participant can contact his or her local human resources representative.

By clicking the “Accept” or similar button implemented into the relevant web page or platform, Participant declares, without limitation, Participant's consent to the data processing operations described in this Agreement. Participant understands and acknowledges that Participant may withdraw consent at any time with future effect for any or no reason as described in sub-section (f) above.

13.     Nature of Awards. By accepting the Awards, Participant acknowledges and agrees that:

(a)the grant of PRSUs hereunder, and any future grant of PRSUs under the Plan is entirely exceptional, voluntary and occasional, and at the sole discretion of the Company. Neither this Award of PRSUs nor any past or future Award of PRSUs by the Company shall be deemed to create any contractual or other obligation to Award any right to receive future grants of PRSUs, benefits in lieu of PRSUs, even if PRSUs have been granted in the past;

(b)the Plan is operated and the PRSUs are granted solely by the Company and only the Company is a party to this Award Agreement; accordingly, any rights Participant may have under this Award Agreement may be raised only against the Company but not any Affiliate (including, but not limited to, the Employer);

(c)all decisions with respect to future PRSUs or other equity award grants, if any, shall be at the sole discretion of the Company;

(d)the Plan is established voluntarily by the Company, and the Awards granted thereunder is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(e)Participant’s participation in the Plan is voluntary;

(f)the Awards and shares of Common Stock subject to the Awards, and the income from and value of same, are an extraordinary item of compensation outside the scope of Participant’s employment. As such, the PRSUs and shares of Common Stock acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-term service awards, holiday pay, pension or retirement or welfare benefits or similar mandatory payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;

(g)the PRSUs and the shares of Common Stock subject to the PRSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;

(h)the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;

(i)the value of the shares of Common Stock acquired upon vesting/settlement of the Awards may increase or decrease in value;

(j)no claim or entitlement to compensation or damages shall arise from the forfeiture of the Award resulting from termination of Participant’s employment or continuous service with the Company or any Affiliate (for any reason whatsoever, and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of his or her employment agreement, if any);

(k)for purposes of this Award, Participant’s employment will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, Participant’s right to vest in this Award under the Plan or Agreement, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment or service agreement, if any). The Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of his or her Award grant (including whether Participant may still be considered to be providing services while on a leave of absence);

(l)if Participant is providing services outside the U.S., neither the Company, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. Dollar that may affect the value of the PRSUs or of any amounts due to Participant pursuant to the vesting/settlement of the PRSUs or the subsequent sale of shares of Common Stock acquired upon vesting/settlement;

(m)unless otherwise provided in the Plan or by the Company in its discretion, the Awards and the benefits evidenced by this Agreement do not create any entitlement to have the Awards or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Common Stock;

(n)the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or Participant’s acquisition or sale of the underlying shares of Common Stock; and

(o)Participant should consult with Participant’s own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

14.    Insider Trading Restrictions and Market Abuse Laws. Participant acknowledges that, depending on Participant’s or Participant’s broker’s country of residence or where the

Company shares of Common Stock are listed, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to accept, acquire, sell or otherwise dispose of Company shares of Common Stock, rights to the shares of Common Stock (e.g., PRSUs) or rights linked to the value of shares of Common Stock (e.g., phantom awards, futures) during such times as Participant is considered to have “inside information” regarding the Company as defined by the laws or regulations in Participant’s country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before Participant possessed inside information. Furthermore, Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and that Participant should speak to his or her personal advisor on this matter.

15.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Award and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

16.    Electronic Acknowledgment. An authorized representative of the Company has signed the Agreement below. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through the current on-line system, or any other on-line system or electronic means that the Company may decide, in its sole discretion, to use in the future. Participant acknowledges and agrees that Participant has carefully reviewed this Agreement and the Plan and these documents set forth the entire understanding between Participant and the Company regarding this Award and supersede all prior or contemporaneous oral and written agreements with respect thereto.

Participant's designation/election via the current plan administrator’s website that Participant has read and accepted the terms of this Agreement and the terms and conditions of the Plan is considered Participant's electronic signature and his or her express consent to this Agreement and the terms and conditions set forth in the Plan.
Offer Date: #GrantDate#
By _______________, on behalf of UnitedHealth Group Incorporated
Acceptance Date: #AcceptanceDate#
Signed Electronically/Signed Manually: #Signature#
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